FOR RELEASE:         Immediately

CONTACT:             Michael H. Morgan
                     Vice President - Corporate Communications
                     708/564-6053, or home:  708/231-6999

                     Howard Adamski
                     Director - Financial Relations
                     708/564-6054, or home:  708/291-1467

   Household to Sell Insurance Operations to Jefferson-Pilot
   ---------------------------------------------------------
     Prospect Heights, IL, August 10, 1995 -- Household International (NYSE: HI) announced today that it had reached a definitive agreement to sell Alexander Hamilton Life Insurance Company to Jefferson-Pilot (NYSE: JP). Household is selling the individual life and annuity business, but will retain the credit life insurance unit.

     Alexander Hamilton is a major provider of universal life and annuity products through 5,000 independent agents. At June 30, Alexander Hamilton had assets related to its individual life and annuity business of approximately $6 billion. In 1994 Alexander Hamilton's individual life insurance and annuity businesses contributed net income of $42 million to Household. Household said it anticipates no significant impact on current year's earnings per share. The transaction, which is subject to regulatory approvals, is expected to close by year end.

     The company said proceeds from the sale would be used to fund growth in its core lending operations and to further strengthen the capital base. Specific terms of the transaction were not immediately available.

     William Aldinger, Household's president and chief executive officer, said "This action is a further major step in refocusing Household in the consumer lending arena. While Alexander Hamilton is an excellent company, its business focus and customer base are much different from our core lending businesses, thereby detracting from our business focus. Also, the returns from the life insurance business are less than our core businesses. As a result we decided to sell the individual life and annuity businesses and reinvest our resources in our higher return consumer lending units."

     Mr. Aldinger also said "We will continue to offer credit and related insurance products to our Household customers."

     Jefferson-Pilot is one of the nation's largest shareholder-owned insurance companies, and has interests in the communications field. It is headquartered in Greensboro, North
Carolina.

     Household International is a major provider of consumer financial services in the United States, Canada, and the United Kingdom. Its primary businesses include HFC, the nation's oldest consumer finance company, and Household Bank. Household is also one of the largest issuers of private label and general purpose credit cards in the United States, including The GM Card.

                            # # #